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Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.

CONFERENCE CALL, FOURTH QUARTER

FEBRUARY 9, 2007 @ 10:00 AM EDT

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties Inc., conference call to discuss fourth quarter and year-end results. Joining me today is John Foy, Chief Financial Officer and Katie Reinsmidt, Director of Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are based upon a fully diluted converted share. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

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Stephen:

Thank you, Katie.

2006 was an active and productive year for CBL. Our goal was to continue to attain the high performance standards we have set for ourselves. Through careful execution of our market dominant, shopper savvy strategy we successfully met our goal of double-digit growth in FFO per share, which we accomplished for the tenth consecutive year.

We also posted healthy results at our properties including same store sales growth of 3.3%. Our leasing results improved in the latter part of the year as well, including higher leasing spreads. In light of the ramp up of our new development program, we streamlined our development team to maximize productivity.

In 2007, we will further enhance the strength of our portfolio through renovation, expansion and a continued focus on aggressive leasing. In addition, 2007 will be a banner year at CBL for new development. We have more than $500 million of development projects in process today, more than we have ever had in the past. A number of these projects will be coming online later in 2007 and we expect to begin seeing the benefits of this ramp up meaningfully impact our results in 2008 and beyond.

DEVELOPMENT REVIEW:

We completed a number of development projects in the fourth quarter of last year that I want to briefly review. These include The Shops at Pineda Ridge, a community center in Melbourne, FL, shadow-anchored by Home Depot, which opened earlier this year, and containing 30,000 square feet of shop space, which is 90% leased and committed.

At Cary Town Center in Cary, NC, we completed the redevelopment of existing mall space into an exterior oriented lifestyle element with front-in parking and a streetscape atmosphere. Coldwater Creek, Chico’s and Soma, Chico’s new concept store, opened in the redeveloped space.

In 2007, we are expanding and enhancing our portfolio with several exciting ground up developments, expansions and redevelopments. With over 3.0 million square feet currently under construction and over 2.3 million square feet of projects set to open this year, we have a lot to look forward to.

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On March 15th, we will celebrate the grand opening of the second phase of Gulf Coast Town Center in Ft. Myers, FL, our 50/50 joint venture with The Jacobs Group. With this opening Gulf Coast will offer shoppers nearly a million square feet of shopping including many new retailers to this fast growing market. Bass Pro Shops, Belk, JCPenney and Best Buy opened in the fourth quarter and 225,000 square feet of shops and restaurants will open this spring along with several junior anchors and Costco. Phase two is currently 91% leased and committed. Plans for the 87,000 square foot third phase of Gulf Coast are being finalized.

In Burlington, NC, construction is continuing on the 626,000 square foot first phase of Alamance Crossing. This development will be anchored by Dillard’s, Belk, JCPenney, Barnes & Noble and a 16-screen West End Carousel Cinema and will offer shoppers approximately 170,000 square feet of small shops and a restaurant village. The project is over 85% leased and committed and will open in fall 2007. The 195,000 square foot Phase II is scheduled to open in 2009.

We also have a number of lifestyle centers that will open throughout 2007 including The Shoppes at St. Clair Square, located adjacent to our 1.1 million square foot St. Clair Square Mall in Fairview Heights, IL. The 84,000 square foot project includes Barnes & Noble, Ann Taylor LOFT, Aveda, Banana Republic, Chico’s, Coldwater Creek, J. Jill, Joseph A. Bank, and Talbots. The development is approximately 94% leased and committed and will open this spring.

In Milford, CT, construction is progressing on Milford Marketplace, our 111,000 square foot lifestyle center. The project is anchored by a 30,000 square foot Wild Oats and will feature Ann Taylor LOFT, Coldwater Creek, Chico’s, White House | Black Market, and others. The project is 80% leased and committed and is scheduled to open in September of this year.

We have two new community centers opening this year including a development in Palm Coast, FL. Cobblestone Village at Palm Coast is a 280,000 square foot project that will be anchored by Belk and a home improvement store. The project is already 88% leased and committed and is expected to open in October.

York Town Center, a 272,000 square foot community center located in York, PA will open this September. This project is a 50/50 joint venture with High Real Estate Group. York Town Center is anchored by Dick’s Sporting Goods, Best Buy, Ross Dress For Less, Staples, and Bed, Bath & Beyond and will include 50,000 square feet of shops and restaurants. This project is approximately 94% leased and committed.

We are enhancing a number of our malls by adding expansions and redevelopments that bring new in-demand retailers and restaurants to the center. At Harford Mall in Bel Air, MD we have started construction on a 39,000 square foot expansion and redevelopment. The project will add to and convert existing

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food court space into an exterior oriented lifestyle wing with additional retail and restaurant offerings. The project is 60% leased and committed and is scheduled for completion in the fall.

At Valley View Mall in Roanoke, VA we opened Carabba’s and Abuelos in the fourth quarter. The two restaurants are part of the new 75,000 square foot District at Valley View lifestyle expansion that is under construction. The remainder of the project will include Barnes & Noble, plus fashion retailers and additional restaurants. This project is currently 70% leased and committed and will open this June.

The District at CherryVale, our new 85,000 square foot lifestyle expansion at CherryVale Mall in Rockford, IL is also under construction. The expansion will include Coldwater Creek, Granite City Food & Brewery, Barnes & Noble, along with ten additional stores and restaurants. This project is scheduled for completion in late fall 2007 and is currently 88% leased and committed.

At Brookfield Square in Milwaukee, WI we are adding a number of exciting new operations. Mitchell’s Fish Market and Claim Jumpers restaurant will be added to the front of the mall joining the recently opened Barnes & Noble and Bravo restaurant. In addition, we are in the process of adding a free standing Fresh Market and a corner outparcel development anchored by Abuelo’s and Fleming’s Steakhouse, plus 20,000 square feet of additional retail.

For 2008, our development program of new projects is active as well. We have already broken ground at Pearland Town Center our new mixed-use development located 20 miles south of Houston, in Pearland, TX. The project will include over 717,000 square feet of retail space, a Courtyard by Marriott hotel, office space and residential. This center will feature Dillard’s and Macy’s as anchors, Barnes & Noble, several junior anchors and approximately 300,000 square feet of small shops. Pearland currently has more than 60% of the retail portion leased and committed and is scheduled to open in fall 2008.

We also recently broke ground on a new office building in Chattanooga. The building will be located adjacent to our current office building. CBL employees will maintain offices in our current building and some of the existing non-CBL tenants will move to the new building, which has a total building area of 76,000 square feet. Construction is scheduled for completion in early 2008. The new building is currently 61% leased and committed.

Mall renovations and anchor redevelopments continue to give us great opportunities to improve the shopping experience at our properties. We completed seven mall renovations in 2006 for a total cost of $68 million. For 2007, we have mall renovations planned for four malls: Brookfield Square in Brookfield, WI; Honey Creek Mall in Terre Haute, IN; Mall del Norte in Laredo,

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TX; and Georgia Square in Athens, GA. The total estimated investment for the renovations is approximately $50 million.

Anchor redevelopments allow us to bring an expanded selection of retailers to our centers. At Mall del Norte in Laredo, TX, we opened a Circuit City last year and are replacing the remaining portion of the former Montgomery Ward location with a Cinemark Theater that will open in the spring. At WestGate Mall in Spartanburg, SC, we are adding a new Costco on the periphery of the former Proffitts parcel. At Columbia Place in Columbia, SC, we are replacing a former JCPenney location with a Steve & Barry’s and Burlington Coat Factory. At Citadel Mall in Charleston, SC, we are replacing a former Parisian location with JCPenney. At Hamilton Place in Chattanooga, TN, Dillard’s, currently an anchor at the mall, purchased the Parisian location from Belk and will utilize this second building to expand its lines of merchandise.

LEASING:

Despite a mediocre holiday sales season, the leasing environment remains positive and we are expecting to improve our occupancy levels throughout the year. For 2006, we signed a total of approximately 4.8 million square feet of leases including approximately 2.7 million square feet of leases in our operating portfolio. The 2.7 million square feet was comprised of 1.1 million square feet of new leases and 1.6 million square feet of renewal leases. This compares with 2.7 million square feet completed in the operating portfolio in 2005, of which 1.1 million square feet were new leases and 1.6 million square feet were renewals. We also completed approximately 2.1 million square feet of leasing for development projects in 2006.

For total leasing in 2006, we achieved an average increase of 9.6% over the average base rent per square foot of expiring leases in the year.

In 2006, for same space leasing of 20,000 square feet and less, we achieved an average increase of 8.7% over the average base rent per square foot in the prior leases.

Total Mall occupancy at the end of the year was 94.4%, flat from the prior year. Stabilized mall occupancy declined 20 basis points to 94.5% from 94.7% in the prior year. Total portfolio occupancy at December 31, 2006 declined 40 basis points from the prior year period to 94.1%. Occupancy in the associated centers declined 50 basis points to 93.6% at year-end. Community center occupancy declined to 85.6% from 95.3%. The community center portfolio only represents approximately 2.6% of our portfolio’s leasable square footage.

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BANKRUPTCY UPDATE:

In the fourth quarter we were impacted by two store closures due to bankruptcies bringing total bankruptcies for 2006 to 48 stores representing 315,000 square feet and $5.0 million in gross rents. This compares with 23 stores comprising 97,000 square feet and less than $2.0 million in annual gross rent for the prior year period. In 2007, we expect to see bankruptcy levels more inline with 2005.

RETAIL SALES

We were pleased to achieve a 3.3% increase in same stores sales in 2006 to an average of $341 per square foot for reporting tenants 10,000 square feet or less in stabilized malls.

Occupancy costs, as a percentage of sales, was 12.1% for 2006, compared with the prior year period of 11.8%.

INVESTMENTS:

As we announced earlier this week, we recently made our first international investment in China with Bain Capital as our partner. We co-invested in subsidiaries of Jinsheng Group, a Nanjing, China- based mall operator and real estate development company. Our initial investment was $15.0 million and we have the option to acquire additional ownership with Bain for a combined investment of $7.5 million, of which CBL would invest approximately $1.9 million. We believe that this new partnership will lead to future investment opportunities in China where the growth in retail in the coming years will be phenomenal. We also will continue to explore additional international investment opportunities, which may come to our attention.

I will now turn the call over to John for our financial review.

JOHN:

Thank you, Stephen.

LOAN REFINANCINGS:

During the fourth quarter we refinanced the construction loan at Southaven Town Center, our open-air center located just outside of Memphis in Southaven, MS. The new loan is a $46.0 million, ten-year, non-recourse loan with a fixed interest rate of 5.50%. This loan replaces a $27.7 million construction loan, which had a

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floating interest rate of 110 basis points over LIBOR and was scheduled to mature in June 2007.

FINANCIAL REVIEW:

During the fourth quarter 2006 FFO per share increased 14.6% to $1.02 per share from $0.89 per share in the prior year period. For 2006, FFO per share increased 10.1% to $3.39 per share from $3.08 per share in the prior year period after adjustment for one-time gains and fee income of $0.26 per share related to the Galileo transaction that occurred in the third quarter 2005. FFO per share for the full year included $0.14 per share of gains on outparcel sales and $0.12 per share in lease termination fees. This compares with $0.11 per share of gains on outparcel sales and $0.05 per share in lease termination fees included in the prior year period.

Of the increase in FFO for the quarter approximately 27.9% was attributable to internal sources and 72.1% attributable to external sources. Approximately 28.8% of the increase in 2006 FFO was attributable to internal sources and 71.2% of the increase was attributable to external sources.

Additional highlights included:

•

Same center NOI increased 0.2% during the quarter and increased 1.9% for the year. Excluding lease termination fees for the fourth quarter of 2006 and 2005 of $443,000 and $1.9 million, same center NOI growth increased 1.1% for the fourth quarter of 2006 over the fourth quarter 2005.

•

G&A represented approximately 4.2% and 3.9% of total revenues in the fourth quarter 2006 and 2005, respectively. For the year ended December 31, 2006 and 2005, G&A represented 4.0% and 4.3%, respectively, of total revenues.

•	Our cost recovery ratio for the quarter and year ended December 31, 2006, was 104.2% and 104.0% compared with 101.8% and 103.2%, respectively, in the prior year periods.
•

Our debt-to-total market capitalization ratio was 46.7% at the end of December compared with 47.8% at the end of the prior year period. Variable rate debt represented approximately 10.6% of the total market capitalization at the end of December and 22.6% of total debt.

•	Our EBITDA to interest coverage ratio for the year ended December 31, 2006, was 2.60 times, compared with 2.87 times for the prior year period.

GUIDANCE UPDATE:

As indicated in our press release, we are providing a guidance range for 2007 FFO per share of $3.49 to $3.55 per share, which assumes same center NOI growth of 1.5 to 2.5%. The new guidance now incorporates an estimate for

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outparcel sales and the estimated impact to FFO and same center NOI from lease terminations and lease termination fees. Previously, we had excluded these items from our guidance due to their unpredictability. However, as they are, and will continue to be an important part of our business we believe that it is prudent to include these estimates. The 2007 guidance includes an estimate of $0.10 per share for the gains on outparcel sales and a net impact of $0.03 per share for lease termination fees. The lease termination estimate is net of the lost rent from terminated leases. These amounts are estimates based on current market conditions and historical performance and represent our best estimate at this time. The guidance will continue to exclude the impact of any acquisitions.

Although our 2007 guidance represents more muted growth expectations than we have produced over the past few years, double-digit FFO growth remains our goal. We believe that our continued focus on reinvesting in our current platform, along with our expanded development program, will enhance our future growth profile.

CONCLUSION:

We have many exciting things occurring today and more prospects on the horizon. You will continue to see us take advantage of the opportunities within our existing portfolio to both expand and create new revenue-generating space from underutilized parking fields, outparcels, innovative sponsorships and other new sources. 2007 marks the groundbreaking of our first mixed-use development and our highest single year of development investment, currently totaling $336 million. Although the acquisition environment remains constrained, we will continue to evaluate opportunities as they present themselves. This year promises to be busy for CBL on all fronts and we remain focused on maintaining the integrity of our growth through solid investments in preeminent properties and developments.

Thank you again for joining us today. We appreciate your continued support and would now be happy to answer any questions you may have.